Exhibit 5.1

3580 Carmel Mountain Road Suite 300 San Diego, CA 92130 858 314 1500 mintz.com

April 30 , 2019

Evofem Biosciences, Inc.
12400 High Bluff Drive, Suite 600
San Diego, CA 92130
Ladies and Gentlemen:
We have acted as legal counsel to Evofem Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2019 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering for resale, on a delayed or continuous basis, by the selling securityholder named in the Registration Statement (the “Selling Securityholder”) of up to an aggregate of 8,333,334 shares (the “Common Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), including 1,666,667 shares of Common Stock issuable upon the exercise of an issued and outstanding warrant held by the Selling Securityholder (the “Warrant”) to purchase shares of Common Stock (the “Warrant Shares”).
As counsel to the Company, we have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Registration Statement and the exhibits thereto, certificates of the Company’s officers and such other corporate records, documents, agreements and matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that:

(a)	the Common Shares are validly issued, fully paid and non-assessable; and

(b)	the Warrant Shares, when issued upon exercise of the Warrant in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.
Our opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Common Shares or Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

BOSTON       LONDON       LOS ANGELES       NEW YORK       SAN DIEGO       SAN FRANCISCO      WASHINGTON
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ
April 30, 2019

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We understand that you wish to file this opinion with the Commission as an exhibit to a Registration Statement on Form S-3 in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.